Exhibit 9.1
VOTING AGREEMENT
THIS VOTING AGREEMENT (“Agreement”), dated as of March 31, 2011, is made by and between La Jolla Pharmaceutical Company, a Delaware corporation (“La Jolla”) and GliaMed, Inc., a Delaware corporation (“GliaMed”).
WHEREAS, La Jolla, Jewel Merger Sub, Inc., a wholly owned subsidiary of La Jolla (“Jewel”) and GliaMed have entered into an Asset Purchase Agreement, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Asset Purchase Agreement”), providing for the sale of the Purchased Assets from GliaMed to Jewel;
WHEREAS, GliaMed has “Beneficial Ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise has the right to acquire up to the number of shares of La Jolla’s common stock, par value $0.0001 per share (the “Common Stock”) underlying the shares of La Jolla’s Series E Convertible Preferred Stock, par value $0.0001 per share (the “Series E Preferred”), indicated on Schedule 1 attached hereto (the Common Stock, the Series E Preferred, and any New Shares (defined in Section 3 below) collectively being referred to as the “Shares”);
WHEREAS, as an inducement and a condition to the willingness of La Jolla and Jewel to enter into the Asset Purchase Agreement, and in consideration of the substantial expenses incurred and to be incurred by La Jolla and Jewel in connection therewith, GliaMed has agreed to enter into and perform this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Asset Purchase Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, La Jolla and Jewel entering into the Asset Purchase Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by La Jolla and Jewel in connection therewith, GliaMed and La Jolla agree as follows:
1. Agreement to Vote Shares. GliaMed agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of La Jolla or any adjournment or postponement thereof, with respect to (i) a proposal to effect a reverse split of the La Jolla Common Stock (a “Reverse Stock Split Proposal”) and/or (ii) a proposal relating to any increase in the capital stock authorized in the Certificate of Incorporation of La Jolla (a “Capital Stock Increase Proposal”), GliaMed shall:
(a) appear at such meeting or otherwise cause the Shares to be counted as present for purposes of calculating a quorum; and
(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) all of the Shares that GliaMed shall be entitled to so vote: (i) in favor of adoption and approval of any Reverse Stock Split Proposal and all associated transactions contemplated thereby as to which stockholders of La Jolla are called upon to vote; and (ii) in favor of the adoption and approval of any Capital Stock Increase Proposal and all associated transactions contemplated thereby as to which stockholders of La Jolla are called upon to vote. GliaMed shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier of (i) a “Change of Control” (as defined in the Asset Purchase Agreement) or (ii) the date upon which La Jolla and GliaMed mutually agree in writing to terminate this Agreement. Upon expiration of this Agreement, no party shall have any further obligations or liabilities hereunder; provided, however, such expiration shall not relieve any party from liability for any fraud, willful breach of this Agreement or acts of bad faith prior to termination hereof.
3. Additional Purchases. GliaMed agrees that any shares of capital stock of La Jolla that it purchases, or with respect to which it otherwise acquires Beneficial Ownership after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options, conversion of the Shares, or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that Beneficial Ownership of such New Shares is acquired. GliaMed agrees to promptly notify La Jolla in writing of the nature and amount of any New Shares.
4. Negative Covenants. From and after the date hereof until the Expiration Date, GliaMed shall not, directly or indirectly, (a) deposit any Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, or (b) take any action that would have the effect of preventing or disabling GliaMed from performing its obligations under this Agreement.
5. Representations and Warranties of GliaMed. GliaMed hereby represents and warrants to La Jolla as follows:
(a) GliaMed has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
(b) this Agreement has been duly executed and delivered by or on behalf of GliaMed and, assuming this Agreement constitutes a valid and binding agreement of La Jolla, constitutes a valid and binding agreement with respect to GliaMed, enforceable against GliaMed in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally; and
(c) GliaMed has sole or shared, and otherwise unrestricted, voting power with respect to such Shares and none of the Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, GliaMed hereby appoints La Jolla with full power of substitution and resubstitution, as its true and lawful attorney and irrevocable proxy, to the fullest extent of GliaMed’s rights with respect to the Shares, to vote, each of such Shares solely with respect to the matters set forth in Section 1 hereof. GliaMed intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by GliaMed with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date, or on a Share-by-Share basis with respect to any Shares that are sold or otherwise transferred to a Third Party (as defined in the Agreement) prior to the Expiration Date. GliaMed hereby revokes any proxies previously granted, and represents that none of such previously-granted proxies are irrevocable.
7. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.
8. Further Assurances. GliaMed shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as La Jolla may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
9. Notice. All notices and other communications hereunder shall be in writing and shall be given in accordance with the terms and conditions of Section 9.3 of the Asset Purchase Agreement.
10. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
11. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that, notwithstanding the foregoing, either party may make such an assignment without the other party’s consent to Affiliates or to a successor to substantially all of the business or assets of such party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other party, expressly assume performance of such rights and/or obligations. Any attempted assignment or delegation in violation of this Section 11 shall be void.

12. No Waivers. No waivers of any breach of this Agreement extended by La Jolla to GliaMed shall be construed as a waiver of any rights or remedies of La Jolla with respect to any subsequent breach of GliaMed. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
13. Governing Law; Jurisdiction and Venue. The interpretation and construction of this Agreement shall be governed by the laws of the State of California, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the state and federal courts located in San Diego, California (the “California Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the California Courts and agree not to plead or claim in any California Court that such litigation brought therein has been brought in any inconvenient forum.
14. Legend. Each certificate for Shares shall bear a legend substantially in the form set forth on Exhibit A hereto.
15. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.
16. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the voting of the Shares and other subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.
17. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.
18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

EXECUTED as of the date first above written.

GLIAMED, INC.
By:	/s/ Barry Dickman
	Name:	Barry Dickman
	Title:	Chief Executive Officer

LA JOLLA PHARMACEUTICAL COMPANY
By:	/s/ Gail A. Sloan
	Name:	Gail A. Sloan
	Title:	Chief Financial Officer and Secretary
[Signature Page to Voting Agreement]

SCHEDULE 1
Any shares of La Jolla’s Series E Preferred issued to GliaMed pursuant to the Asset Purchase Agreement.

Exhibit A
THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND PROVISIONS OF A VOTING AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND BETWEEN THE CORPORATION AND CERTAIN STOCKHOLDERS OF THE CORPORATION, WHICH PROVIDES FOR CERTAIN VOTING RESTRICTIONS. THE CORPORATION WILL FURNISH A COPY OF THE VOTING AGREEMENT TO THE HOLDER HEREOF UPON WRITTEN REQUEST.